Exhibit 99.1

Mesa Labs Announces First Quarter Results

Lakewood, Colorado, August 5, 2021 – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported results for its first fiscal quarter (“1Q22”).

Financial highlights for the quarter ended June 30, 2021 as compared to last year:

●	Revenues increased 17%
●	Operating income decreased 13%
●	Non-GAAP adjusted operating income[1] excluding unusual items increased 12%

Financial Results (amounts in thousands, except per share data)

In comparison to the same quarter in the prior year (“1Q21”), 1Q22 revenues increased 17% to $34,920, operating income decreased 13% to $3,123, and net income was $1,995, an increase of 64% or $0.38 per diluted share of common stock. As detailed in the Unusual Items table below, operating income for the first quarter of the previous year was impacted by unusual items totaling $(364). Excluding the unusual items, operating income would have decreased 3% to $3,123 for 1Q22.

On a non-GAAP basis, in comparison to the same quarter in the prior year, both 1Q22 adjusted operating income1 (“AOI”) and adjusted operating income excluding unusual items increased 12% to $9,136 or $1.72 per diluted share of common stock. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

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Sterilization and Disinfection Control (43% of revenues in 1Q22) continued to deliver strong results with 16% organic revenues growth versus 1Q21 led by recovery in our healthcare services and medical device verticals and ongoing strength in biopharmaceuticals. Quarter over quarter gross profit percentage contracted 130 bps versus prior year to 75%, primarily from unfavorable vertical market mix and higher wages offsetting the volume growth.

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Biopharmaceutical Development (25% of revenues in 1Q22) delivered solid topline results in the quarter with 49% organic growth quarter over quarter primarily due to COVID related declines in 1Q21. Gross profit percentage contracted 22 percentage points versus 1Q21 to 53% primarily due to unfavorable exchange rates, higher labor-related costs, and the absence of the benefit of a positive purchase accounting adjustment in 1Q21. With the SEK at a current exchange rate of approximately 0.116 USD, we expect gross profit percentage in this segment to range from the low to mid 50’s.

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Instruments (22% of revenues in 1Q22) organic revenues declined by 2% versus 1Q21 despite declines due to the impacts of COVID in the same quarter of the prior year. The division continues to lag the broader economic recovery. Additionally, the division was impacted by the previously announced consolidation of our Butler, NJ facility into our Lakewood, CO facility which we expect to complete within 2Q22 with topline recovery in the affected product lines following and spreading into 3Q22. Despite the volume decline and the impact of higher wages, gross profit percentage expanded 60 bps versus 1Q21 due to improving efficiencies.

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Continuous Monitoring (10% of revenues in 1Q22) posted steady results with 3% organic growth versus 1Q21. The division continued solid execution in profitability with gross profit percentage increasing 710 basis points versus the same quarter in the prior year from the same factors described in previous periods, namely better discounting controls, product pricing mix improvements, increased revenues and improved efficiencies.

Executive Commentary

“Operationally we are leveraging The Mesa Way to deepen improvements in our commercial processes, increase manufacturing flexibility, and reduce the complexity of running our business. With this added resilience and focus on long term growth, we continue to keep a strong focus on our long-term goals while navigating rapidly changing economic conditions,” said Gary Owens, Chief Executive Officer of Mesa Labs.

“Overall, we are satisfied with the solid start to the year. Adjusted operating income increased 12%, in line with our 17% topline performance and our deepening investment in commercial resources. The sequential step down from 4Q21 was in line with expectations and we remain poised to continue to take advantage of the recovery in our end markets. Total company gross profit percentage contracted by 430 bps versus 1Q21 to 64% but was only down 100 bps versus full fiscal 2021,” added Mr. Owens.

“Looking forward, the COVID Delta variant is colliding with increased vaccinations globally and inflation pressures in the U.S. contributing to increased economic uncertainty. We remain optimistic regarding the continued economic recovery and focused on capturing the opportunities presented in our biopharmaceutical and other healthcare driven verticals. We retain a strong cash position and balance sheet flexibility and are positioned to invest in growth opportunities both organic and inorganic,” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2021)

Consolidated Condensed Statements of Income

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2021	2020
Revenues	$34,920	$29,941
Cost of revenues	12,709	9,601
Gross profit	22,211	20,340
Operating expenses	19,088	16,770
Operating income	3,123	3,570
Nonoperating expense	1,705	2,816
Earnings before income taxes	1,418	754
Income tax (benefit)	(577)	(463)
Net income	$1,995	$1,217

Earnings per share (basic)	$0.39	$0.27
Earnings per share (diluted)	0.38	0.26

Weighted average common shares outstanding:
Basic	5,152	4,528
Diluted	5,301	4,669

Consolidated Condensed Balance Sheets

(Amounts in thousands)	June 30, 2021	March 31, 2021
Cash and cash equivalents	$275,710	$263,865
Other current assets	39,601	39,884
Total current assets	315,311	303,749
Property, plant and equipment, net	21,951	21,998
Other assets	275,228	275,728
Total assets	$612,490	$601,475

Liabilities	$213,487	$195,248
Stockholders’ equity	399,003	406,227
Total liabilities and stockholders’ equity	$612,490	$601,475

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2021	2020
Operating income (GAAP)	$3,123	$3,570
Amortization of intangible assets	3,816	3,354
Stock-based compensation expense	2,197	1,268
Adjusted operating income (non-GAAP)	$9,136	$8,192

Adjusted operating income per share (basic)	$1.77	$1.81
Adjusted operating income per share (diluted)	$1.72	$1.75

Weighted average common shares outstanding:
Basic	5,152	4,528
Diluted	5,301	4,669

Detail of Unusual Items (Unaudited)

As discussed above, operating income and adjusted operating income were impacted by various unusual items during the three months ended June 30, 2021. The following table provides detail of such items and reconciles the impact on operating income as reported under GAAP and non-GAAP adjusted operating income. (Amounts in thousands.)

Impact of unusual items on operating (loss) income	Three Months Ended June 30,
	2021	2020
Operating income (GAAP)	$3,123	$3,570

Unusual items – before tax
Non-cash true up of cost of revenues expense associated with the step up to fair value of GPT inventory due to application of purchase accounting	$--	$(436)
Non-cash true up of cost of revenues related to adjustment of the value of intangible assets related to purchase accounting	--	178
Non-cash true up of administrative expense related to adjustment of the value of intangible assets related to purchase accounting	--	(522)
GPT integration costs	--	416
Total Impact of unusual items on operating income – before tax	--	(364)

Operating income excluding unusual items	$3,123	$3,206

Impact of unusual items on adjusted operating income	Three Months Ended June 30,
	2021	2020
Adjusted operating income (non-GAAP)	$9,136	$8,192

Unusual items – before tax
Non-cash true up of cost of revenues expense associated with the step up to fair value of GPT inventory due to application of purchase accounting	$--	$(436)
GPT integration costs	--	416
Total impact of unusual items on adjusted operating income – before tax	--	(20)

Adjusted operating income excluding unusual items	$9,136	$8,172

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. We believe that excluding these non-cash expenses provides the ability to better understand the operations of Mesa Labs.

We provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts and non-GAAP adjusted operating income excluding unusual items in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to: the duration and impact of the COVID-19 pandemic and the myriad of its adverse effects on our business ; our ability to successfully grow our business, including as a result of acquisitions; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; inability to consummate acquisitions at our historical rate and at appropriate prices, and to effectively integrate acquired businesses; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or lower costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; and foreign currency exchange rates and fluctuations in those rates; general economic, industry, and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Mesa Labs intends or believes will or may occur in the future. Without limiting the foregoing, the words “expect,” “seek,” “anticipate,” “intend,” “plan,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2021 and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

About Mesa Laboratories, Inc.

Mesa Labs is a global leader in the design and manufacturing of critical quality control solutions for the pharmaceutical, healthcare, medical device, industrial safety, environmental, and food and beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Instruments, and Continuous Monitoring) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa Labs, please visit its website at www.mesalabs.com

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000